Exhibit 10.1

Loan Agreement

Ref.: 2018年獅字第10183000__號

口 This agreement is a specific agreement under the "credit agreement" with the serial number of ____ (If applicable, please make a “√”on the ☐)

Lender: China Merchants Bank Co., Ltd. - Foshan Branch (the “Party A”)

Main person in charge: Yang Fade

Borrower: Foshan Cosmos Xi Yue Car Rental Company Limited (the “Party B”)

Legal representative/Main person in charge: Pang Huan Ting

Party B applied for a loan from Party A. Party A agreed to issue this loan after review. The two parties reached an agreement on the following terms in accordance with relevant laws and regulations after full consultation.

1.	Loan currency and amount

Chinese Yen _________________________ dollars

2.	Use of loan

This loan is a working capital loan and can only be used for operating purpose. Without Party A's written consent, Party B will not use it for other purposes.

3.	Loan period

The loan period will be 12 months which shall be counted from the date of actual loan issuance.

During the loan period, Party A can pay the loan in different stages according to the actual usage of Party B. The loan amount and start and end dates of the loan for each period shall be based on the record in the loan document.

口 During the loan period , Party A is entitled to request Party B to return the loan in stages according to the following plan (If applicable, please make a “√”on the 口).

4.	Loan preconditions

The issuance of loans under this agreement (including each loan deliver in different stages) is based on the assumption that Party B meets the following conditions. If Party B fails to meet any of the following requirements, Party A has the right to refuse to issue loans:

4.1	Party B provided relevant information in accordance with the requirements of this agreement;
4.2	Party B shall comply with the supervision and inspection of Party A in accordance with the requirements of this agreement;
4.3	Party B has fulfilled the repayment obligations regarding the issued loan;
4.4	Party B did not violate the term stipulated in this agreement;
4.5	Party B has not violated any other provisions of this agreement.

The loan preconditions are designed to protect the interests of Party A. Party A has the right to reduce the requirements of the loan preconditions.

5.	Loan interest rate and interest
5.1	Interest rates:
5.1.1	The loan is adopted (If applicable, please make a“√”on the ☐):

√ Fixed rate            口 Floating rate

5.1.2	Confirmation of interest rates during the agreement period (If applicable, please make a“√”on the ☐)

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5.1.2.1	Issuing Loans(RMB)
口 The basic interest rate of RMB loans issued by the People’s Bank of China on the pricing date, or
√ The Loan Prime Rate (LPR) announced by the National Interbank Industry Literacy Center on 1 working day before the pricing date, or
√ Add/口 Less 5.00 Basic Point , or 口 Float up/口 Down ___%.

5.1.2.2	For the issuance of foreign currency loans, the reference interest rate shall be / on the day of the quotation or the 1st working day or the 2nd working day before and the / . Specifically, the day when the price is set, or the day or two working days before the pricing date is the interest rate determination date, which is determined by Party A with reference to international practice.
5.1.2.3	The pricing date refers to the reference date used to determine the benchmark line rate during the loan period or floating period. If this loan has a fixed interest, the pricing date is the actual date of loan issuance. If the loan is subject to a floating interest rate, the determination of the pricing date shall be in accordance with the provisions of this article.
5.1.3	If a floating interest rate is used for this loan, it floats with a float period of / . The applicable benchmark interest rate for each floating period is determined in accordance with the provisions of this Article. The actual issue date of the loan is the pricing day of the first floating cycle, after which the first day of each floating cycle is the pricing day of the floating cycle.
5.1.4	Party A has the right to periodically or irregularly adjust the floating ratio and/or basic point of the liquidity loan in accordance with changes in relevant national policies, changes in domestic credit market prices, or changes in Party A's own credit policies. Once Party A decides to adjust, Party B should be informed in advance. These adjustments take effect after Party A and Party B have joined, Party B's newly extracted relevant loans, and the specific floating percentages and/or basic points of the loans that Party B has extracted and has not returned before the notice takes effect are determined in accordance with the confirmation in Party A's notice. If there is any conflict or inconsistency between this clause and any other agreement of this agreement, the terms of this clause shall prevail.
5.1.5	If Party B did not use the loan as the term and condition stipulated in this agreement or use the loan in the purpose different with the term and conditions stipulated in this agreement, Party B shall add 100% of interest rate based on the original interest rate. The original interest rate refers to the interest rate applicable before the loan is changed for usage. If Party B fails to repay the loan on schedule, a 50% overdue loan interest will be charged (On top of the original interest rate) based on the non-repayable portion. The original interest rate refers to the interest rate applicable before the maturity date of the loan (including the early maturity date) (if floating interest rate is the last floating cycle before the loan maturity date (including the early maturity date). If the loans are both overdue and not used according to the agreed purpose of the agreement, the higher of the above penalty shall be regarded as interest-bearing.
5.1.6	If the People's Bank of China adjusts the loan interest rate during the loan period, the relevant regulations of the People's Bank of China will be followed.
5.2	Interest Calculation: Loan interest is calculated based on the actual amount of debit and the actual number of days occupied since the loan was deposited into the account of Party B. The interest is calculated by once a month, and the interest calculation date is the 20 of each month. The conversion of the daily interest rate shall be conducted in accordance with the relevant regulations or international practices of the People's Bank of China.

If the maturity date of the loan is a holiday, the loan is automatically delayed until the first working day after the holiday. The interest is calculated based on the actual days the loan funds are used.

5.3	Interest Payment: Party B shall pay the interest on each interest payment date. Party A may deduct directly from Party B's account in China Merchants Bank. If Party B fails to pay interest on time, it will calculate the interest on unpaid interest payable according to the overdue loan interest rate stipulated in this article.

6.	Guarantee terms
6.1	/ will be the guarantee party (the “guarantor”) for all liabilities owed by Party B to Party A under this Agreement. The guarantor will issue a separate guarantee letter to Party A, and/or
6.2	Foshan Cosmos Xi Yue Car Rental Company Limited provides collateral for the loan under this agreement.
6.3	Other guarantee methods: /
6.4	口If this agreement is a specific agreement under the "Credit Agreement", the debts under this agreement will be automatically included in the guarantor who has signed the maximum valued/pledged agreement with Party A or issued the highest irrevocable guarantee to Party A. The scope of the guarantee (If applicable, please make a “√”on the 口).

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6.5	In the case that the guarantor provides all the debts owed by Party B to the Party under this agreement for the real estate mortgage, if Party B knows that the mortgaged property has been or may be listed in the government's dismantling of thousands, the acquisition plan shall be immediately notified to Party A. To urge the mortgagor to continue to provide guarantees for the debt of Party B in accordance with the relevant provisions of the mortgage agreement, and to complete the corresponding guarantee procedures in time, or to provide Party A with other guarantee measures as required by Party A. When the collateral requires the reorganization of guarantee or other safeguard measures, the related expenses incurred shall be borne by the mortgagor, and Party B shall bear the joint liability for the repayment of the expenses. Party A has the right to deduct such expenses directly from Party B's account.
6.6	If the guarantor fails to sign the guaranty documents and complete the guarantee procedures as required (including the defense of the receivables of the debtor before the pledge of accounts receivable), Party A has the right to refuse to grant the loan to Party B.

7.	Rights and Obligations of Party B
7.1	The Rights of Party B
7.1.1	Party B has the right to withdraw and use all the loans as stipulated in this agreement;
7.1.2	Party B has the right to transfer the debt to the third party after obtaining the consent of Party A,
7.2	The Obligations of Party B:
7.2.1	The documents and materials required by Party A should be faithfully provided (including but not limited to major decisions and changes in the production, operation and management of its true financial books/reports and annual financial reports in accordance with the requirements of Party A's periodic / Use of funds, information related to the security, etc.), as well as the status of all account opening banks, account numbers and deposits and loans, together with Party A's investigations, reviews, and inspections;
7.2.2	Party B shall accept Party A's supervision over its use of credit funds and related production and operation and financial activities, and promptly take reasonable measures to deal with Party A's suggestions or requirements;
7.2.3	The loan shall be used for the purposes agreed in this agreement, and Party B shall comply with the payment management of Party A
7.2.4	The principal and interest of the loan shall be repaid in full and on time as stipulated in this agreement;
7.2.5	If all or part of the debt under this agreement is transferred to a third party, it shall obtain Party A's written consent.
7.2.6	Party B shall promptly notify Party A and cooperate with Party A in accordance with Party A's requirements to implement the safeguards for the full repayment of the principal and interest of the loan under this agreement and all other expenses in full on schedule if the following situation happened:
7.2.6.1	Major financial losses, asset losses or financial crisis;
7.2.6.2	Provide guarantee to other third parties or to protect third parties against losses, or provide pledges with own property (rights) (or property or rights of the actual controller or its affiliates) guarantee;
7.2.6.3	Loss of credit status and weakening of profitability of main business;
7.2.6.4	Occurrence of business suspension, revocation or cancellation of business license, application or being filed for bankruptcy, dissolution, etc.;
7.2.6.5	There is a major crisis in the operation or finance of its controlling shareholders, actual controllers and other related companies, which affects their normal operations;
7.2.6.6	The occurrence of major related party transactions with the controlling shareholder and other related companies affects their normal operations;
7.2.6.7	Any lawsuit, arbitration or criminal or administrative penalty that affect its business or property status;
7.2.6.8	Changes in the legal representatives, directors or important senior management personnel of the borrower. Or, their personal freedom is restricted due to violations of laws and disciplines, etc.
7.2.6.9	Other major events that may affect its solvency;
7.2.7	It shall be obliged to manage and recover its matured claims, or to dispose of existing major assets in an unpaid or otherwise inappropriate manner.
7.2.8	Party B should gain the written approval from Party A before they conduct any mergers, divisions, reorganizations, joint ventures (cooperation), and property rights transfer.
7.2.9	Party B shall follow Party A's requirements (If applicable, please make a “√”on the 口):

口 Insured its core assets and designate Party A as the first beneficiary;

口 Should not sell or mortgage the designated asset     /      by Party A before the loan repayment settled;

口 Dividends delivery of Party B shareholders are restricted by following term by Party A,:      /

口 Others:      /

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8.	Rights and Obligations of Party A
8.1	The Rights of Party A
8.1.1	Party A has the right to require Party B to return loan principal and interest in full and on time;
8.1.2	Party A has the right to request Party B to provide information related to the loan;
8.1.3	Party A has the right to understand the production and operation and financial activities of Party B;
8.1.4	Party A has the right to supervise Party B to use the loan according to the stipulated term of this agreement;
8.1.5	Party A has the right to supervise the account opened by Party B in Party A and entrust other institutions of China Merchants Bank other than Party A to supervise the account of Party B, and control the payment of loan funds in accordance with the loan use and payment scope agreed by both parties; If need, Party A ca directly unilaterally suspends or restricts the company's online banking function (including but not limited to the closure of online banking, the list of default payment objects/single payment limit/phase allowance, etc.), limits the sales settlement vouchers, or restricts Party B Non-counter-channel payment and currency exchange functions such as telephone banking and mobile banking for accounts;
8.1.6	Party A has the right to withdraw loan principal and interest and other related expenses directly from the account opened by Party B in any institution of China Merchants Bank (when Party A provides a non-RMB loan, it has the right to directly deduct the charge from the RMB account of Party B. When Party A announces the exchange rate for the purchase of foreign exchange to repay the loan principal and interest and expenses);
8.1.7	Party A has the right to transfer its claims from Party B to others, and has the right to take such measures as fax, mail, personal delivery, and public media announcements;
8.1.8	Party A has the right to refuse to issue a loan to Party B before receiving the "payment interest promise letter";
8.1.9	Party A has the right to call back the loan in advance;
8.1.10	Party A has the right to take measures in accordance with the provisions of this agreement if Party B fails to perform all the obligations stipulated in this agreement;
8.1.11	Other rights stipulated in this agreement.
8.2	The Obligations of Party A:
8.2.1	Grant loans to Party B according to the conditions stipulated in this agreement;
8.2.2	Keep confidential for Party B's financial, production, and operating conditions unless it is required by the law's washout rules or other regulatory authorization.

9.	Party B specifically guarantees the following
9.1	Party B is an entity which established and exist legally under the laws of China. The registration and annual report publicity procedures are true, legal, and valid. They have sufficient civil capacity to sign and perform the agreement.
9.2	The signing and performance of this agreement has been fully authorized by the board of directors or any other competent authority. This agreement has a legal binding on Party B from the date of signing.
9.3	The loan project and its borrowings meet the requirements of laws and regulations. It does not use the loan for investment in fixed assets, equity, etc., does not illegally use it to speculate on securities, futures and real estate; it does not use for borrowing money from each other for illegal income; it does not apply to national prohibition. Fields and uses of production and operations; not used for other purposes than those specified in this agreement;
9.4	If the loan funds are paid by the borrower, the Party B shall periodically (at least monthly) report the payment status to Party A. Party A has the right to verify whether the loan payment meets the agreement through account analysis, credential inspection, and on-site investigation. use;
9.5	With the consent of Party A, if Party B needs to use online banking to make a loan payment, Party B is obliged to accept Party A's restrictions on Internet Banking including a list of default payment targets, a single payment limit, and a stage payment limit;

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9.6	Documents, materials, vouchers, etc. provided by Party B in relation to Party B, guarantor, mortgage (prime) person, and mortgage (material) are true, accurate, complete, and valid, and do not contain any major errors or omissions that are inconsistent with the facts. Significant facts;
9.7	At the time of signing this agreement, there have been no lawsuits, arbitrations or criminal or administrative penalties that have significant adverse consequences on Party B's or Party B's main assets and will not occur during the execution of this agreement. Such lawsuits and administrative penalties will occur. If any occurs, Party B shall immediately notify Party A.
9.8	Strictly abide by the laws and regulations of the country in business activities, strictly follow the business scope stipulated in the "Corporate Legal Person Business License" of Party B to carry out various businesses and handle the registration of enterprises (legal persons), the annual reporting procedures of enterprises and the extension of business term extension/time on time. Procedures, etc.
9.9	maintain or increase the existing business management level, ensure the value of existing assets to maintain value, do not give up any claims that have expired, nor to dispose of the existing major assets in an unpaid or otherwise improper way;
9.10	Party B shall ensure that the financial indicators of Party B during the loan period are not lower than the following requirements:/
9.11	At the time of signing and performance of this agreement, Party B did not have any major events that affected the obligations of Party B under this agreement.

10.	Withdrawals and payments
10.1	The methods used by Party B under this agreement include independent payment and entrusted payment.
10.1.1	Autonomous payment

Self-determined payment is the transfer of loan funds from Party B to Party B's account according to Party B's withdrawal application, and Party B shall pay Party B's own counterparty that meets the agreement's purpose.

10.1.2	Trusted Payment

The entrusted payment is based on Party B's withdrawal application and payment commission, and the loan funds are paid to Party B's counterparty through the Party B account.

10.1.3	Under the following circumstances, Party B shall use the entrusted payment method in full and unconditionally:
10.1.3.1	Party B's single withdrawal exceeds RMB 20,000 (including or equivalent foreign currency);
10.1.3.2	Party A requires Party B to take the form of entrusted payment according to regulatory requirements or for risk control needs.
10.1.4	For entrusted payments, external payments after the loan has been issued must be approved by Party A before they can be paid out. Party B may not circumvent Party A's supervision through internet banking, reversed cheques, and diversion.
10.2	When Party B withdraws funds, Party B shall submit a withdrawal request (which can be affixed with the official seal of Party B or Party B's reserved seal of Party A), the borrower's loan and Party A's request for Party B to submit the withdrawal request according to the requirements of Party A's autonomous payment and trust payment. data of. Otherwise, Party A has the right to refuse Party B's withdrawal application.
10.3	After Party A receives the above documents and has approved the loan, the actual amount, start and end date, purpose, interest rate and other details of each loan/withdrawal shall be based on the borrowing record. The content not directly stated in the loan borrowing shall still be subject to the provisions of this agreement.

11.	Repayment in advance
11.1	If Party B applies for early repayment, it shall submit a written application to Party A within 7 working days before the planned early repayment date and shall pay Party A a penalty for early repayment. Prepayments for liquidated damages = Prepayment amount * Percentage of liquidated damages (0.3%). After Party A approves Party B's application for early repayment, Party B shall pay Party A a full amount of early repayment penalty in the time required by Party A; otherwise, Party A still has the right to refuse Party B's early repayment application. Party A has the right but not the obligation to freely deduct the amount of the liquidated damages for the early repayment of Party B according to the factors such as the remaining period of the loan when Party B prepays the loan in advance.
11.2	Party B repays the loan in advance, the interest rate is still calculated according to the provisions of this agreement, and the interest payable is calculated according to the actual loan term.

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12.	Loan extension

Party B cannot repay the loan under this agreement on time. If the loan is required to be extended, Party A shall submit a written application to Party A one month before the expiry of the agreement; Party A shall review and agree with the extension, and Party A and Party B shall sign a separate extension agreement. If Party A does not agree to an extension, this agreement is still valid. Borrowings and interests payable by Party B shall be paid in accordance with the provisions of this agreement.

13.	Fees

If this agreement involves notarization (except for mandatory notarization) or other matters that entrust third parties to provide services, the relevant costs shall be borne by the entrusting party. If both parties jointly act as principals, they shall each bear 50%. If Party B fails to return the principal and interest of the loan under this agreement and the payment due, the Party B shall pay all legal fees, litigation fees and travel expenses for the realization of the creditor’s rights. Party B shall authorize Party A to directly Deducted from bank account. If there is insufficient number, Party B guarantees to repay in full after receiving Party A's notice, without Party A providing any proof.

14.

Dedicated payment account (If applicable, please make a “√”on the 口)

√ All loan funds and external payments under this agreement must be processed through the following accounts.

The account details are as follows:

Account Name: Foshan Cosmos Xi Yue Car Rental Company Limited

Account number: xxxxxxx;

Bank: China Merchants Bank Co., Ltd. Foshan Branch

15.	Monitoring of Party B's Cash Back Account
15.1	After the agreement comes into effect and before Party B clears all the financing under this agreement, Party A and Party B agree to designate the following accounts as Party B’s return funds account.

Account Name: Foshan Cosmos Xi Yue Car Rental Company Limited

Account number: _________________________;

Bank: China Merchants Bank Co., Ltd. Foshan Branch

15.2	The account monitoring requirements are as follows:

Party A has the right to withdraw the loan in advance according to the withdrawal of Party B's capital, that is, when the account has returned funds, the loan with the corresponding amount of returning funds can be regarded as early maturity. Party A has the right to directly deduct the loan from the account. To repay this portion of the loan;

15.3	Party B shall provide the above-mentioned entry and exit of the account funds on a quarterly basis, in conjunction with Party A's monitoring of related accounts and withdrawal of funds.

16.	Default and Handling
16.1	If Party B encounters one of the following circumstances, it is deemed that a violation has occurred:
16.1.1	Party B has not performed or violated the obligations of this agreement;
16.1.2	This agreement is concerned with the fact that there is an untrue or incomplete situation in the guarantee matters, or that Party B has violated the requirements of the order and has not corrected it immediately as required by Party A;
16.1.3	Party B failed to withdraw or use the loan according to the provisions of this agreement, or Party B failed to use Party A's request to use funds to repatriate the account funds, or did not accept Party A's supervision and did not immediately correct it as required by Party A;
16.1.4	Party B could not be satisfactorily resolved within three months from the date of major breach of agreement under the legal and effective agreement signed with other creditors of Party B.

The major breach of agreement means that Party B’s breach of agreement resulted in the right of its creditors to claim compensation of more than RMB 50 thousand.

16.1.5	Party B violates other obligations stipulated in this agreement, or Party A reasonably judges that Party B's credit status is declining or other circumstances may affect Party A's creditor's rights;
16.1.6	Party B use the loan in a "dividing into zero" approach to avoid the Party A's entrustment of Party B's external payment of loan funds in accordance with the requirements of this agreement;
16.1.7	Party B's new 3rd board listing has encountered major obstacles or suspension of listing; Party B has been issued a warning letter, ordered corrections, restricted securities account transactions and other self-regulatory measures such as total 3 or more times, or has been disciplined, terminated listing, etc. by the New Third Board Market;
16.1.8	Party B has other situations where Party A has reasonable grounds to believe that it affects its lawful rights and interests.

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16.2	If the guarantor has any of the following circumstances, Party A considers that it may affect the guarantee ability of the guarantor, asks the guarantor to exclude the adverse effects caused thereby, or requests Party B to increase or replace the guarantee conditions, and the guarantor and Party B do not cooperate. event:
16.2.1	The occurrence of one of the circumstances described in Article 7.2.6 of this agreement, or the occurrence of the circumstances described in Article 7.2.8, fails to obtain the consent of Party A;
16.2.2	When issuing an irrevocable guarantee, it conceals its actual ability to bear the guarantee responsibility, or has not obtained authorization from the competent authority;
16.2.3	Failure to complete registration, business annual reporting procedures, extension of business hours, extension procedures, etc.;
16.2.4	Investing in the management and recourse of its matured claims or disposing of existing major assets in an unpaid or otherwise improper manner.
16.3	If the mortgagor (or the pledgor) commits one of the following circumstances, Party A believes that the mortgage (or pledge) may not be established or the value of the mortgage (or quality) is insufficient, and the mortgagor (or the pledgor) shall be excluded from it. In the event of adverse effects, or request Party B to increase or replace the guarantee conditions, the mortgagor (or the pledgor) and Party B do not cooperate with:
16.3.1	There is no ownership or disposition of the mortgaged property (or property), or the ownership is disputed;
16.3.2	hide the collateral (or quality) of the total, leased, seized, supervised, there is a legal priority over the mortgage right and so on;
16.3.3	The mortgagor without the written consent of Party A shall transfer, lease, repledge or otherwise dispose of the mortgaged property without authorization;
16.3.4	The mortgagor fails to properly store, maintain and repair the mortgaged property, resulting in a significant devaluation of the value of the mortgaged property: or the mortgagor's act directly jeopardizes the mortgaged property, resulting in a reduction in the value of the mortgaged property; or during the mortgage period, the mortgagor does not press Party A's request to insure the collateral;
16.3.5	The risk of being charged or demolished due to the occurrence or possible occurrence of collateral, the mortgagor did not immediately inform Party A, and fulfilled the relevant obligations as stipulated in the mortgage agreement;
16.3.6	If the mortgagor uses the mortgage real estate of China Merchants Bank to provide a residual mortgage guarantee for the business under this agreement, before Party B repays the debt under this agreement, the mortgagor clears his personal mortgage in advance without the consent of Party A. Loan
16.3.7	The occurrence of collaterals or other matters that may affect the value of the collateral or affect the mortgage rights of Party A.
16.4	When the pledge under this agreement includes the pledge of accounts receivable, the receivables debtor’s business deteriorates significantly, and the transfer of assets/evacuation of funds to evade debts, colluding with the accounts payable pledgor to change the collection path leads to account receivables. If the money collected does not enter the special account for repayment, loss of business reputation, loss or possible loss of performance ability or other major issues affecting its repayment ability, Party A has the right to request Party B to provide corresponding guarantee or provide new effective collection. The money is used for the pledge; if Party B does not provide it, it shall be deemed that the breach has occurred.
16.5	In the event of any of the above-mentioned violations, Party A has the right to take the following measures simultaneously or separately:
16.5.1	Change the conditions for entrusted payment of loan funds and cancel the use of loans by Party B in a "self-determined" manner;
16.5.2	stop issuing loans that Party B has not used;
16.5.3	Early Recovery of Loan Principal and Related Expenses Already Released
16.5.4	Directly freeze/withdraw deposits from Party B's settlement account or other accounts and entrust other institutions of China Merchants Bank to freeze/withdraw deposits of Party B in this institution to pay off all bonds of Party B under this agreement;
16.5.5	Party A may directly request Party B to provide other acceptable assets of Party A as new guarantees, and if Party B fails to provide new guarantees as required, it shall bear a penalty equal to 5% of the loan amount under this Agreement.
16.5.6	Recourse pursuant to this agreement
16.6	The proceeds from Party A’s recourse shall be repaid in the order of cost, breach of agreement, interest, interest, interest, and final loan principal until all principal and interest and all related expenses have been paid off. For loans issued in installments, repayments for recourse are repaid in the order of the loan's due date from the back-to-front priority. The specific principal and interest, the penalty for breach of agreement, and the order of expense settlement for each period are executed in accordance with the provisions of the preceding paragraph. Party A has the right to unilaterally adjust the above repayment order, except as otherwise required by laws and regulations.

17.	Changes and Cancellation of Agreement

This agreement can be changed and released after both parties agree and reach a written agreement. The agreement is still valid until a written agreement is reached. Neither party shall unilaterally change, modify or cancel this agreement.

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18.	Others
18.1	Situation Changes and Force Majeure
18.1.1	If Party A's loan under this agreement becomes illegal due to changes in applicable laws or policies, Party A has the right to terminate this agreement and announce that all loans issued have expired in advance. Party B shall immediately Reimbursed.
18.1.2	If Party A has new costs due to changes in applicable laws and policy requirements resulting in Party A's performance of the loan obligations under this Agreement, Party B shall compensate Party A for the additional costs incurred by Party A in accordance with Party A's requirements.
18.1.3	In the process of performance of this agreement, if one party or both suffers from an insurmountable force and is forced to resist force, it shall not be liable for damages suffered by the other party but shall be obligated to notify the other party in a timely manner and take reasonable measures to prevent the loss from expanding. It is obligated to pay compensation to the other party for the increased losses.
18.2	Reservation of rights

During the period when this agreement is in effect, Party A shall not tolerate or influence Party A's breach of agreement or related delays by any tolerance, delay or delay in the implementation of Party B’s rights or rights in this Agreement. All rights and rights that are stipulated as creditors shall not be used as a permission or endorsement of Party A for any violation of this agreement, nor shall Party A be deemed as giving up its right to take action against existing or future breach of agreement.

18.3	Partially invalid

If this agreement is legally invalid for whatever reason, or if some of the terms are invalid, Party B shall still perform all the repayment obligations. If the above situation occurs, Party A has the right to terminate the agreement, and can immediately recover the loan principal and interest and other related payments under this agreement from Party B.

18.4	Notice

Party A and Party B's notices, requests or other documents related to this Agreement shall be sent in written form (including but not limited to letters, faxes, emails, Party A's online banking, mobile phone text messages or WeChat, etc.).

Party A contact address:廣東省佛山市南海區桂城街道灯湖東路12號 (Floor1 – Floor 4, Floor 7 – Floor 9)

E-mail address: xianshaojia@cmbchina.com

Contact number: 13724674637

Fax number: 0757-88516811

Party B contact address: 廣東省佛山市三水區西南街道碧堤路8號雅居樂花園雅怡居五座104商舖2

E-mail address: 398137057@qq.com

Contact phone number: 13928673417

18.4.1	If delivered by a person (including but not limited to lawyer/notary service, express delivery, etc.), the recipient's receipt is deemed to be delivered (receipt is rejected by the recipient on the date of rejection/return date or sent out On the 7th day (whichever is the earlier) is deemed to have been served); the date of successful delivery as indicated by the sender's correspondence system is regarded as the date of delivery.

If Party B informs Party B of the assignment of creditor’s rights or publicizes Party B’s collection in the form of public announcements, it shall be deemed served on the date of the announcement.

Any party that changes the contact address, e-mail, fax number, or mobile phone number or micro signal shall notify the other party of the changed information within five working days from the date of the change, otherwise the other party has the right to contact the original contact address or contact information. service. If the change of contact address is unsuccessful, the date of return or the full seven days after the date of mailing, whichever is earlier, shall be deemed as the date of service. The change party's own assumption of possible losses does not affect the legal validity of the service.

18.4.2	The contact address, email address, fax number, mobile phone number, and micro signal mentioned above are also used as their notarial documents and judicial documents (including but not limited to indictments/arbitration applications, evidence, subpoenas, notices of respondent, notice of evidence, etc.) Documents such as books, hearing notices, notices of hearings, judgments/decisions, rulings, mediations, notices of deadlines, etc., as well as legal documents in the implementation stage, etc., are sent to the address, and the indictment court and the notary are sent in writing in accordance with this agreement. The address to be served shall be deemed as valid service (the specific delivery criteria shall be implemented with reference to the provisions of 18.4.1 above).
18.5	The withdrawal application, loan debit, and the written supplementary agreement reached between the parties through negotiation after the agreement has been negotiated on the unfinished matters and changes of this agreement shall be attached to the agreement and be an integral part of the cost agreement.

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18.6	In order to facilitate business handling, Party A involves the various operations of the transaction (including but not limited to acceptance of applications, data review, lending, transaction confirmation, deductions, inquiries, receipt printing, collection, deduction, and other types of notifications) Any business outlets within the jurisdiction of Party A may process and generate, issue or issue relevant letters. The business operations and correspondence of the outlets within Party A's jurisdiction shall be deemed as Party A's actions and shall be binding on Party B.
18.7	If Party B fails to repay the loan interest on schedule, Party A has the right to immediately announce the maturity of the loan and directly redeem and deduct the pledges under this agreement for the repayment of all loan principal and interest.
18.8	/

19.	Applicable Law and Dispute Resolution
19.1	The conclusion, interpretation and settlement of disputes in this agreement shall be governed by the laws of the People's Republic of China (excluding the laws of Hong Kong, Macao, and Taiwan). The rights and interests of both parties shall be protected by the laws of the People's Republic of China.
19.2	Disputes between Party A and Party B in the performance of this agreement shall be settled through consultation between the parties. If the negotiation fails, either party may choose (If applicable, please make a “√”on the 口)

19.2.1	口 Proceedings to the People’s Court where Party A is located;
19.2.2	口 The ___ (where the specific name of the arbitration institution is filled in) is applied for arbitration in accordance with the arbitration rules that are in effect at that time, and the place of arbitration is ____.
19.3	After the agreement has passed the notarization entrusted by Party A and Party B to enforce effectiveness, Party A may directly apply to the people's court with jurisdiction for compulsory enforcement for recourse against the due debt owed by Party B under this agreement.

20.	Agreement takes effect

This agreement shall become effective after both the legal representative (responsible person) or the authorized agent of the two parties sign (or seal) and affix the official seal of the company/agreement of the agreement, and the settlement of all loan principal and interest and all other related expenses under this agreement is completed. Day expires automatically.

21.	Supplementary Provisions

This agreement is made in two copy and all have the same effect. Party A and Party B hold one each.

Special Note:

All terms of this agreement are fully negotiated by all parties. Party A has asked Party B to pay special attention to the terms of exempting or restricting Party A's responsibilities, Party A's unilateral possession of certain rights, increasing Party B's responsibilities, or restricting the rights of Party B, and have a comprehensive and accurate understanding of it. Party A has made corresponding explanations to the above terms at the request of Party B. The parties to the agreement have the same understanding of the terms of this agreement.

(No text below)

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(This is the signing page of the agreement with ref number: 2018年獅字第101830000___號)

Party A: China Merchants Bank Co., Ltd. - Foshan Branch

Authorized Signatory:

Party B: Foshan Cosmos Xi Yue Car Rental Company Limited

Authorized Signatory:

Date: ___________ 2018

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